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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1 )(1)

                              musicmaker.com, Inc.
                              --------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    62757C108
                                    ---------
                                 (CUSIP Number)

                                 October 9, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

------------------------



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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----------------------------                              ---------------------
CUSIP No. 62757C108                                         Page 2 of 5
----------------------------                              ---------------------

                                      13G
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Zomba Record Holdings B.V.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           The Netherlands
--------------------------------------------------------------------------------
   NUMBER OF
                      5    SOLE VOTING POWER
    SHARES
                                 127,420
 BENEFICIALLY     --------------------------------------------------------------
                      6    SHARED VOTING POWER
   OWNED BY
                                 None
     EACH         --------------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER
   REPORTING
                                 127,420
    PERSON        --------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER
     WITH
                                 None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    127,420
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1 (A).       NAME OF ISSUER:

                  musicmaker.com, Inc.

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1831 Wiehle Avenue, Reston, VA  20190

ITEM 2 (A).       NAME OF PERSON FILING:

                  Zomba Record Holdings B.V.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Vaartweg 51, 1211 JE Hilversum, The Netherlands

ITEM 2 (C).       CITIZENSHIP:

                  The Netherlands

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.01 par value

ITEM 2 (E).       CUSIP NUMBER:

                  62757C108

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(B),
                  OR 13d-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker and dealer registered under Section 15 of the
                          Exchange Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                               Page 3 of 5 Pages
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                  If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

ITEM 4.           OWNERSHIP

                  (a) The Reporting Person beneficially owns 127,420 shares of Common Stock, par value $0.01 per share, of the Issuer ("Common Stock").

                  (b) The 127,420 shares of Common Stock held beneficially by the Reporting Person represents approximately 3.8% of the total shares of Common Stock issued and outstanding.

                  (c) Number of Shares as to which the Reporting Person has:

                      (i)    sole power to vote or direct the vote: 127,420;

                      (ii)   shared power to vote or to direct the vote: 0;

                      (iii)  sole power to dispose or direct the disposition of:
                             127,420; and

                      (iv) shared power to dispose or to direct the disposition of: 0.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 4 of 5 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            2/9/01
                                      -----------------------------
                                              (Date)


                                      /s/ Eric Milders
                                      -----------------------------
                                              (Signature)

                                          Eric Milders, Director
                                      -----------------------------
                                      Director/Authorized Executive Officer

                               Page 5 of 5 Pages